UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Altaba Inc.

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SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 27, 2019

This supplement (this “Supplement”) is being filed to supplement the definitive proxy statement (the “Proxy Statement”) filed by Altaba Inc. (“Altaba” or the “Fund”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed voluntary liquidation and dissolution of the Fund pursuant to the Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation and Dissolution”) and related proposal to be voted upon at the special meeting of stockholders (the “Special Meeting”) of the Fund, which will be held at 50 Vanderbilt Avenue, New York, New York 10017 on Thursday, June 27, 2019 at 11:30 a.m. (Eastern time). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Proxy Statement.

This Supplement should be read in conjunction with the Proxy Statement. Stockholders are encouraged to read this Supplement along with the Proxy Statement, including the Plan of Liquidation and Dissolution attached as Appendix A thereto, carefully in their entirety. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Proxy Statement. The information contained in this Supplement speaks only as of June 7, 2019.

THE BOARD OF DIRECTORS OF THE FUND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE DISSOLUTION PROPOSAL AND “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

Your vote is important, regardless of the number of Shares you own. We cannot proceed with the liquidation and dissolution of the Fund pursuant to the Plan of Liquidation and Dissolution unless the Dissolution Proposal is approved by the holders of a majority of the outstanding Shares entitled to vote thereon. Whether or not you plan to attend the Special Meeting, we urge you to complete, sign, date and return the proxy card mailed to you on or about May 17, 2019 in the postage-paid envelope provided to you or vote via telephone or the Internet pursuant to the instructions on the proxy card or voting instruction form for the Altaba Inc. Special Meeting, so you will be represented at the Special Meeting. If you attend the Special Meeting and wish to vote in person, you will be able to do so, and your vote at the Special Meeting will revoke any proxy you may have submitted. Merely attending the Special Meeting, however, will not revoke any previously submitted proxy. No action is required by any Altaba stockholder who has previously delivered a proxy or voting instruction following the distribution of the Proxy Statement and who does not wish to revoke or change that proxy or voting instruction.

Supplemental Information Regarding the Estimated Range of the Pre-Dissolution Liquidating Distribution and the Estimated Range of the Aggregate Liquidating Distributions

The estimated range of the pre-dissolution liquidating distribution and the estimated range of the aggregate liquidating distributions included in the Proxy Statement assumed an Alibaba Share price realized on sale and, if applicable, an Alibaba Share value at the time of distribution of $177.00. The Proxy Statement disclosed that the actual closing prices of the Alibaba Shares on the NYSE ranged from a low of $130.60 to a high of $210.86 during the period between May 1, 2018 and May 15, 2019, and that the trading price of Alibaba Shares has been and is likely to continue to be volatile. See “Risk Factors—Risks Related to the Plan of Liquidation and Dissolution—The amount of proceeds that might be realized from the sale of the Fund’s primary asset, the Alibaba Shares, is subject to fluctuation in the market prices of such Alibaba Shares and the Fund’s ability to monetize such Alibaba Shares on favorable terms.” The Proxy Statement also disclosed that the actual amounts distributed to the Fund’s stockholders could be lower or higher than the estimated ranges. See “Risk Factors—Risks Related to the Plan of Liquidation and Dissolution—The Fund cannot assure stockholders of the timing or amount of the initial post-dissolution liquidating distribution following entry of the Court Order” and “Risk Factors—Risks Related to the Plan of Liquidation and Dissolution—The Fund cannot assure stockholders of the timing or amount of any additional post-dissolution liquidating distributions to stockholders under the Plan of Liquidation and Dissolution” in the Proxy Statement.

Between May 17, 2019, the date on which the Proxy Statement was filed, and June 6, 2019, the closing prices of the Alibaba Shares on the NYSE ranged from a high of $169.57 to a low of $149.26. Given the recent volatility in market prices of Alibaba Shares, the Fund is supplementing the information with respect to the estimated range of the pre-dissolution liquidating distribution and the estimated range of the aggregate liquidating distributions included in the Proxy Statement by including a sensitivity analysis for the pre-dissolution liquidating distribution and by expanding the sensitivity analysis for the aggregate liquidating distributions.

Pre-Dissolution Liquidating Distribution

Set forth below is a sensitivity analysis showing the estimated pre-dissolution liquidating distribution to stockholders, assuming 10% to 30% variations in the Alibaba Share price (compared with the assumed Alibaba Share price/value of $177.00 set forth in the Proxy Statement) realized on sale and/or at the time of distribution. Such variations in the Alibaba Share price would directly impact the amount of cash proceeds the Fund would generate from sales of Alibaba Shares and/or the value of Alibaba Shares distributed, as well as the total amount of taxes that would be payable on those Alibaba Share sales and/or distributions, which would in turn affect the pre-dissolution liquidating distribution that the Fund’s stockholders may ultimately receive.

		Low Distribution		High Distribution
(in millions, except for per share amounts)	Alibaba Share Price	Total Amount	Per Share	Total Amount	Per Share
Assumed +30%	$230.10	$37,057	$71.33	$41,208	$79.32
Assumed +20%	$212.40	$33,754	$64.97	$37,825	$72.81
Assumed +10%	$194.70	$30,451	$58.61	$34,441	$66.30
Assumed	$177.00	$27,147	$52.26	$31,058	$59.78
Assumed -10%	$159.30	$23,844	$45.90	$27,674	$53.27
Assumed -20%	$141.60	$20,541	$39.54	$24,291	$46.76
Assumed -30%	$123.90	$17,238	$33.18	$20,908	$40.24

Aggregate Liquidating Distributions

Set forth below is a sensitivity analysis showing the aggregate liquidating distributions to stockholders, including the pre-dissolution liquidating distribution, assuming 10% to 30% variations in the Alibaba Share price (compared with the assumed Alibaba Share price/value of $177.00 set forth in the Proxy Statement) realized on sale and/or at the time of distribution. Such variations in the Alibaba Share price would directly impact the amount of cash proceeds the Fund would generate from sales of Alibaba Shares and/or the value of Alibaba Shares distributed, as well as the total amount of taxes that would be payable on those Alibaba Share sales and/or distributions, which would in turn affect the aggregate liquidating distributions that the Fund’s stockholders may ultimately receive.

		Low Distribution		High Distribution
(in millions, except for per share amounts)	Alibaba Share Price	Total Amount	Per Share	Total Amount	Per Share
Assumed +30%	$230.10	$51,466	$99.07	$52,879	$101.79
Assumed +20%	$212.40	$47,603	$91.63	$48,994	$94.31
Assumed +10%	$194.70	$43,739	$84.19	$45,109	$86.83
Assumed	$177.00	$39,876	$76.76	$41,224	$79.35
Assumed -10%	$159.30	$36,012	$69.32	$37,339	$71.87
Assumed -20%	$141.60	$32,149	$61.88	$33,454	$64.40
Assumed -30%	$123.90	$28,285	$54.45	$29,570	$56.92

Supplemental Information About the Fund

As of May 22, 2019, the Fund converted all of its remaining ordinary shares of Alibaba to Alibaba ADSs.

Supplemental Information Regarding Non-Taxability of 2018 Alibaba Share Transfers

As disclosed in the Proxy Statement, the Fund voluntarily reported to the PRC taxing authorities its transfers of Alibaba ADSs in connection with the 2018 Exchange Offer and the Alibaba Resale, and engaged with the STA and other relevant PRC taxing authorities in order to obtain confirmation that such transfers are not taxable under the PRC’s Bulletin 7 tax consistent with the Fund’s view. On or about May 27, 2019, the PRC taxing authorities, including the in-charge local tax authorities and the STA, confirmed that the Fund’s 2018 Alibaba Share Transfers are not taxable under Bulletin 7. Such confirmation is limited to the Fund’s 2018 Alibaba Share Transfers. The Fund currently intends to follow a similar process with respect to subsequent transfers of Alibaba ADSs in connection with the Plan of Liquidation and Dissolution. There can be no assurance as to the outcome or timing of such process for the subsequent sales.

Cautionary Statement Regarding Forward-Looking Information

This Supplement contains forward-looking statements concerning the proposed liquidation and dissolution pursuant to the Plan of Liquidation and Dissolution. Without limiting the foregoing, words or phrases such as “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend” or similar expressions are intended to identify forward-looking statements. These statements are not statements of historical facts and do not reflect historical information. Forward-looking statements are subject to numerous risks and uncertainties and actual results may differ materially from those statements. Such risks and uncertainties relate to, among other things: the availability, timing and amount of liquidating distributions, including prior to the filing of the Certificate of Dissolution; the amounts that will need to be set aside by the Fund; the adequacy of such reserves to satisfy the Fund’s obligations; the ability of the Fund to favorably resolve certain potential tax claims, litigation matters and other unresolved contingent liabilities of the Fund; the amount of proceeds that might be realized from the sale or other disposition of the Fund’s primary asset, its Alibaba Shares; the application of, and any changes in, applicable tax laws, regulations, administrative practices, principles and interpretations; the incurrence by the Fund of expenses relating to the liquidation and dissolution; and the ability of the Board to abandon, modify or delay implementation of the Plan of Liquidation and Dissolution, even after stockholder approval. Further information regarding the risks, uncertainties and other factors that could cause actual results to differ from the results in these forward-looking statements are discussed under the section “Risk Factors” in the Proxy Statement, as updated by this Supplement. Please carefully consider these factors, as well as other information contained herein and in our periodic reports and documents filed with the SEC. The forward-looking statements included in this Supplement are made only as of the date of this Supplement. We do not undertake any obligation to update or supplement such forward-looking statements to reflect events or circumstances after the date hereof, except as required by law. Because the Fund is an investment company, the forward-looking statements in this Supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act, and Section 21E of the Exchange Act.

Additional Information about the Plan of Liquidation and Dissolution of the Fund and Where to Find It

Copies of the Proxy Statement and this Supplement, and any other materials filed by the Fund with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Fund by contacting the Fund’s Secretary at 140 East 45th Street, 15th Floor, New York, New York 10017 or to Georgeson LLC toll free at 1-866-219-9786.